August 20, 2001

Washington Mutual, Inc.
1201 Third Avenue
Seattle, WA 98101

Re:	Washington Mutual, Inc.—Registration Statement on Form S-3 with respect to 10,073,595 Trust Preferred Income Equity Redeemable Securities Units

Ladies and Gentlemen:

    We have acted as counsel to Washington Mutual, Inc., a Washington corporation (the "Company") and Washington Mutual Capital Trust 2001 (the "Trust"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") with respect to 10,073,595 Trust Preferred Income Equity Redeemable Securities Units, consisting of a preferred interest (a "Preferred Security") in the Trust and a warrant ("Warrant") issued by the Company to purchase shares of common stock of the Company; shares of common stock of the Company issuable upon exercise of the Warrants ("Warrant Stock"); subordinated debentures of the Company (the "Debentures"); and a guarantee by the Company of certain payments to be made by the Trust, in accordance with the terms of the Resale Registration Rights Agreement, dated as of April 30, 2001 (the "Registration Rights Agreement") between the Company, the Trust and Lehman Brothers Inc. The Preferred Securities, Warrants, Warrant Stock, Debentures and the Guarantee are collectively referred to herein as the "Securities."

    We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:

  (a)
  The Registration Statement

  (b)
  The Purchase Agreement dated April 30, 2001;

  (c)
  The Original Indenture dated April 30, 2001;

  (d)
  The Supplemental Indenture dated April 30, 2001;

  (e)
  The Original Declaration dated April 23, 2001;

  (f)
  The Amended and Restated Trust Agreement dated April 30, 2001;

  (g)
  The Guarantee Agreement dated April 30, 2001;

  (h)
  The Unit Agreement dated April 30, 2001;

  (i)
  The Warrant Agreement dated April 30, 2001;

  (j)
  The Registration Rights Agreement dated April 30, 2001;

  (k)
  The Remarketing Agreement dated April 30, 2001;

  (l)
  Amendment No. 1 to the Warrant Agreement dated May 16, 2001;

  (m)
  Amendment No. 1 to the Guarantee Agreement dated May 16, 2001;

  (n)
  The Articles of Incorporation (including all amendments thereto) of the Company certified by the Washington Secretary of State as of August 8, 2001, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

  (o)
  A Certificate of Existence/Authorization relating to the Company issued by the Washington Secretary of State, dated August 8, 2001.

  (p)
  The Bylaws of the Company (and all amendments thereto) certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

  (q)
  Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the board of directors of the Company relating to the issuance of the Securities by the Company and the transactions contemplated by the Registration Rights Agreement; and

  (r)
  A certificate (the "Officers' Certificate") of the Vice Chair and Chief Financial Officer of the Company as to certain factual matters.

II.

    We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Registration Rights Agreement or the Securities.

    This opinion is limited to the federal laws of the United States of America, the laws of the State of Washington, the laws of the State of New York and General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

III.

    Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed below, it is our opinion that:

  1.
  The Warrants, the Debentures and the Guarantee have been duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

  2.
  The Preferred Securities have been validly issued and are fully paid and non-assessable.

  3.
  The shares of Warrant Stock, when issued in accordance with the Warrant Agreement as amended by Amendment No. 1 dated as of May 16, 2001, will be validly issued, fully paid and nonassessable.

IV.

    We further advise you that:

  A.
  As noted, the enforceability of the Warrants, the Debentures and the Guarantee is subject to the effect of general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing. As applied to the

    Warrants, the Debentures and the Guarantee, these principles will require the parties thereto to act reasonably, in good faith and in a manner that is not arbitrary or capricious in the administration and enforcement of the Warrants, the Debentures and the Guarantee and will preclude the parties thereto from invoking penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

  B.
  The enforceability of the Warrants, the Debentures and the Guarantee is subject to the effects of (i) Section 1-102 of the New York UCC, which provides that obligations of good faith, diligence, reasonableness and care prescribed by the New York UCC may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, (ii) Section 1-203 of the New York UCC, which imposes an obligation of good faith in the performance or enforcement of a contract and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.

  C.
  The effectiveness of indemnities, rights of contribution, exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

  D.
  Provisions of the Warrants, the Debentures and the Guarantee requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

  E.
  The enforceability of the Guaranty may be subject to statutory provisions and case law to the effect that a guarantor may be exonerated if the beneficiary of the guaranty alters the original obligation of the principal, fails to inform the guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation rights of the guarantor against the principal or that may impair the value of any collateral, fails to accord the guarantor the protections afforded a debtor or otherwise takes any action that materially prejudices the guarantor unless, in any such case, the guarantor validly waives such rights or the consequences of any such action. While express and specific waivers of a guarantor's right to be exonerated, such as those contained in the Guaranty, are generally enforceable under New York law, we express no opinion as to whether the Guaranty contains an express and specific waiver of each exoneration defense a guarantor might assert or as to whether each of the waivers contained in the Guaranty is fully enforceable.

V.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement.

    This opinion is rendered to you in connection with the filing of the Registration Statement and is solely for your benefit and the benefit of the holders of the Securities. This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

                      Very truly yours,

                      /s/ HELLER EHRMAN WHITE & MCAULIFFE LLP